EXHIBIT 99.2

Media 100 Completes Merger Of Digital Origin Inc.

        Media 100 to Dominate Streaming Media Market With Unique
        Suite of Streaming Media Applications

MARLBORO, MA., May 9, 2000 -- Media 100 Inc. (NASDAQ:MDEA), the pioneer of streaming media production tools, today announced it has completed the merger with Digital Origin, Inc., the leading developer of application software for acquiring and editing digital video (DV) on personal computers for streaming on the Internet.

      By coupling Digital Origin's applications, such as EditDV and IntroDV, with its own industry-standard streaming media applications, such as Media Cleaner, Media 100 is delivering a unique, tightly-integrated streaming media application suite. This complete workflow serves individuals, Internet broadcasters and eTailers developing next-generation streaming media web sites and dynamic Internet experiences.

     Media 100 is the only company delivering a streaming media application suite that addresses the entire streaming media production process -- from acquiring video from hot new DV camcorders, to editing, creating titles and effects, to compressing and streaming high-quality video on the Web. Media 100 is enabling anyone with a personal computer and an Internet connection to broadcast their video on the Internet.

     The companies announced their intention to merge on December 28, 1999 and, with this announcement, confirm the successful completion of the merger with shareholder approval. Under the terms of the merger agreement, Media 100 issued 0.5347 shares of common stock for each share of Digital Origin common stock.

     The merger was completed as a pooling of interests for accounting purposes, and is a tax-free transaction. Media 100 will operate Digital Origin as a wholly-owned subsidiary headquartered in Mountain View, California, and expects results of the acquisition to be accretive within the first year of combined operations. The combined company now has approximately 100 employees in its Silicon Valley hub, and an installed base in excess of 200,000 users.

     "Bringing this merger to such a rapid and successful close was paramount to our streaming strategy for 2000 and beyond," John Molinari, chief executive officer of Media 100. "The integration of Digital Origin technology and core competencies into Media 100 creates a ripple-effect across all of our products, enabling us to immediately deliver streaming media solutions unrivalled in sophistication and innovation to an even broader customer base."

      "Combining Digital Origin's DV expertise with Media 100's streaming media leadership firmly positions us as the world's first company to offer an integrated streaming media application suite to all segments of the market," added Mark Housley, president and chief operating officer of Media
100. "The combined company will target Internet desktops with low-cost applications that allow personal computer users to capture, edit, and stream video on the Internet using a single, integrated, and easy-to-use application."

CONTACT: Steve Shea, Vice President of Finance, Media 100 Inc.,
508.303.4800 or Evan Smith,CFA / Jennifer Hendrickson,Shandwick
International, 212.591.9854/ 212.591.9820 or Mark Housley, President and COO, Media 100 Inc., 650.404.6301.



SOURCE Media 100 Inc.